Exhibit 10.1

CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (“Agreement”) is made as of this 27th day of April, 2009 by and between Michael Gast (“Consultant”) and Genaera Corporation (“GENAERA”), located at 5110 Campus Drive, Plymouth Meeting, PA 19462.

WHEREAS, Consultant was formerly employed by GENAERA;

     WHEREAS, Consultant’s employment with GENAERA was involuntarily terminated on April 15, 2009 (the “Separation Date”) as part of a reduction in force;

     WHEREAS, GENAERA desires to retain Consultant to provide consulting services, pursuant to the terms of this Agreement, on an as-needed basis to be determined in advance of services rendered by GENAERA, and Consultant desires to provide such consulting services; and

     WHEREAS, GENAERA and Consultant acknowledge and agree that the consulting services pursuant to this Agreement are the only services Consultant is expected to perform for GENAERA during the term of this Agreement and the parties reasonably anticipate that such consulting services will constitute 20% or less of the average level of services provided by Consultant as an employee of GENAERA during the 36-month period immediately preceding the Separation Date.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, GENAERA and Consultant agree as follows:

1.	Subject to the terms and conditions set forth in this Agreement, GENAERA hereby engages Consultant as an independent contractor to perform services, as requested by GENAERA during the term hereof, in the area of research and development, and Consultant hereby agrees to perform such services for GENAERA.

2.	The initial term of this Agreement shall commence April 28, 2009 and end June 30, 2009, subject to extension by written agreement of the parties.

3.	GENAERA shall compensate Consultant for the services rendered by Consultant under this Agreement as set forth in this Paragraph 3.

	a.	GENAERA shall pay Consultant $144.23 per hour for services rendered payable monthly within 30 days of receipt of Consultant’s invoice. Invoices shall be submitted to:

Genaera Corporation Attn: Accounts Payable 5110 Campus Drive Plymouth Meeting, PA 19462

	b.	GENAERA shall reimburse Consultant for (i) out-of-pocket expenses reasonably incurred by Consultant in performing his or her obligations hereunder, including postage, overnight courier and duplicating expenses, and (ii) out-of-pocket travel, hotel and meal expenses reasonably incurred by Consultant, provided that the expense was requested or approved in advance by GENAERA.

4.	This Agreement will be effective for the term stated above unless earlier terminated by GENAERA upon five (5) days written notice to Consultant. Any such termination shall not affect the rights or obligations of either party accruing prior thereto.

5.	Consultant will return to GENAERA any property of GENAERA that has come into his or her possession, upon the request of GENAERA, and, in any event, upon termination of this Agreement.

6.	Consultant shall not disclose any information relating to the business or technology of GENAERA to any third party, or use any such information for any purpose, except to perform the services as indicated in this Agreement. Additionally, Consultant shall not use any material, compounds, chemicals, biologicals, or derivatives thereof which may be provided by GENAERA

("Materials"), except as necessary to perform the services an indicated in this Agreement. Nothing contained herein shall be deemed to be a license to Consultant to any GENAERA technology or Materials. No copies are to be made of any proprietary or confidential information of GENAERA that is provided to Consultant in tangible form, and all such tangible information shall remain GENAERA property. If Consultant is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigation demand or similar process) to disclose any proprietary or confidential information of GENAERA, Consultant shall provide prompt written notice to GENAERA. The provisions of this Section 6 shall survive the expiration or sooner termination of this Agreement.

7.	Consultant acknowledges that any and all inventions and discoveries, whether or not patentable, that he or she conceives and/or makes, which are a direct or indirect result of his or her performance under this Agreement and/or relate to information received from GENAERA or Materials, shall be the sole property of GENAERA, and shall be promptly disclosed to GENAERA. GENAERA shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in any such invention or discovery. Consultant shall execute all applications, assignments or other instruments which GENAERA shall deem necessary or useful in order to apply for and obtain copyrights and Letters Patent in the United States and any foreign countries, or other protections for any such invention and discovery. Consultant shall assign, grant and convey to GENAERA all of his or her rights, title and interest, now existing or that may exist in the future, in and to any such inventions, discoveries and copyrights. The provisions of this Section 7 shall survive the expiration or sooner termination of the term of this Agreement.

8.	Consultant represents that he or she is not a party to any existing agreement which would prevent his or her fulfilling their obligations under this Agreement, and that the terms and obligations are not inconsistent with any obligation he/she may have. Consultant is responsible for ensuring that any consulting agreement he or she enters into is not in conflict with other commitments to any other person or entity.

9.	Consultant is an independent contractor under this Agreement. Consultant is not an employee of GENAERA and will not be entitled to participate in or receive any benefit or right under any GENAERA employee benefit and welfare plans, including, without limitation, insurance, pension, savings and security plans. The Consultant expressly acknowledges and agrees that the Consultant shall be responsible for all taxes imposed pursuant to the requirements of applicable local, state and federal law on all fees and compensation received under this Agreement.

10.	This Agreement constitutes the sole agreement between Consultant and GENAERA with respect to the services to be performed by Consultant hereunder and shall supersede all prior agreements and understandings with respect thereto. No change, modification, alteration or addition to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of GENAERA.

11.	This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and GENAERA. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears therein, but all of which together shall constitute one in the same instrument.

12.	This Agreement shall be construed, interpreted and applied in accordance with laws in the Commonwealth of Pennsylvania.

13.	Consultant certifies that his or her Social Security Number is
______________
. Consultant acknowledges that GENAERA will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GENAERA CORPORATION

Dated:	April 27, 2009	By:	/s/ John. L Armstrong, Jr.

		Name:	John L. Armstrong, Jr.

		Title:	President and Chief Executive Officer

CONSULTANT

Dated:	April 27, 2009	By:	/s/ Michael J. Gast

Name: Michael J. Gast, M.D., Ph.D.